EXHIBIT 10.1

April 5, 2018

Mr. Christopher Micklas

19 Red Barn Way

Spring, TX 77389

Dear Chris:

Houston Wire & Cable Company (HWCC or the “Company”) is pleased to offer you the position of Chief Financial Officer (CFO). This offer is contingent upon you signing and agreeing to abide by the enclosed Non-Compete Agreement, and successful completion of a background check and urinalysis drug screen. Your employment will begin on or about April 16, 2018.

The offer is as follows:

Compensation

  Bi-weekly base salary equal to $11,538.46 (or annual equivalent of $300,000)
  Bi-weekly car allowance of $346.15, taxable (or annual equivalent of $9,000.00), or participation in the Company’s automobile program
  Company gas card

 Bonus Incentive

  You will be eligible to participate in the 2018 Executive Officer Bonus Program on a pro-rated basis from your employment date through December 31, 2018. The 2018 program provides for a maximum bonus of 50% of base salary based on adjusted EBITDA, sales of targeted products, and working capital efficiency. You will receive a guaranteed minimum bonus for 2018 equal to 30% of your salary from your employment date through year-end, subject to receiving a greater amount in accordance with the 2018 program based on the Company’s actual performance.
  Subject to Compensation Committee approval on May 8, 2018, you will receive a time-vested equity grant of HWCC restricted stock units under our 2017 Stock Plan with a grant date value equal to the value of HWCC common stock you commit to purchase with your personal funds, up to a maximum of $200,000.00.
  Effective January 1, 2019 you will be eligible to participate in a new bonus program that will provide for a maximum bonus equal to 60% of base salary based on the same performance measures as the CEO’s incentive plan. In addition, I intend to recommend to the Compensation Committee that it award to you under the Stock Plan an annual time-vested equity grant of HWCC restricted stock units with a value equal to $75,000.00, and an annual grant of HWCC performance stock units with a maximum value equal to $112,500.00.

Mr. Christopher Micklas Page 2

Severance

  If there is a change in control of the Company, and within two years following the change in control your employment is terminated by the Company (or its successor) for other than cause, or you terminate your employment for good reason, you will be entitled to a lump sum payment, made within ten days of the termination, equal to the sum of (i) one year of your base salary then in effect and one times the amount of the annual bonus paid to you for the most recently completed fiscal year.
  For this purpose, (i) “change in control” has the meaning set forth in the 2017 Stock Plan as of the date of this letter; (ii) “cause” means (A) your material neglect of your assigned duties (for other than disability) that continues for 30 days following receipt of written notice from the Board, (B) your commission of fraud or embezzlement against the Company or its affiliates or the commission of any felony or act involving dishonesty, (C) a breach of the Company’s code of ethics, written policy, the Non-Compete Agreement or any non-disclosure or confidentiality agreement between you and the Company, or (D) your commencement of employment with another company while still an employee of the Company without the prior consent of the Board; and (iii) “good reason” means (A) the relocation of the Company’s principal executive offices to outside the Houston, Texas metropolitan area, (B) a material reduction in your responsibilities, duties, authority, position, title or reporting relationship (other than a reduction or loss resulting from the Company no longer being publicly owned), or (C) a material reduction in your then current base salary or cash bonus opportunity, provided that in each case you first give the Company written notice of your basis for a good reason termination and the Company does not remedy the circumstances within 30 days following receipt of your notice.

We greatly look forward to having you join our Company and becoming a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice or cause. As such, your employment with the Company is at-will, the Company retains the right to modify the terms and conditions of employment, and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Thank you for expressing an interest in HWCC. We are looking forward to your leadership and contributions in this role.

Sincerely,

/s/ James L. Pokluda III

James L. Pokluda III

President & CEO

Mr. Christopher Micklas Page 3

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the successful completion of a background check, drug test, and execution of a Non-Compete Agreement.

/s/ Christopher Micklas

Christopher Micklas